EXHIBIT 99.1

Omega Protein Reports 42 Cents Per Share Third Quarter Profit

HOUSTON, November 6, 2007 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $7.2 million (42 cents a share) for the third quarter of 2007, compared with net income of $1.8 million (7 cents a share) for the third quarter of the previous year.

Revenues for the third quarter ended September 30, 2007 were $44.6 million compared with revenues of $52.1 million for the comparable quarter in 2006. Omega Protein recorded operating income of $12.3 million for the 2007 third quarter, versus operating income of $3.0 million for the third quarter of 2006.

For the nine months ended September 30, 2007, the Company had revenues of $112.8 million, compared with $113.7 million in revenues for the first nine months of 2006. Omega Protein recorded operating income of $18.6 million for the nine months ended September 30, 2007, versus operating income of $7.8 million for the comparable period a year earlier. The Company had net income of $7.4 million (44 cents a share) for the nine months ended September 30, 2007, compared with net income of $5.0 million (20 cents a share) for the nine months ended September 30, 2006.

Omega Protein’s third quarter results reflect increased margins primarily due to higher sales prices received during the current year, partially offset by a decline in sales volume of both fish meal and fish oil. Additionally, results for the three and nine months ended September 30, 2007 were favorably impacted by the settlement of the lawsuit with its primary insurance carrier pertaining to damages sustained from Hurricanes Katrina and Rita in 2005. Subsequent to September 30, 2007, the Company also finalized a settlement with its secondary insurance carrier which will be recognized in the fourth quarter of 2007. The results for the nine months ended September 30, 2007 were also impacted by the net loss incurred during the first quarter of 2007 which was primarily due to the write-off of approximately $3.0 million in deferred debt issuance costs and prepayment fees resulting from the refinancing of the Company’s prior credit agreement with a new credit facility which closed in March 2007.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2006 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition” and “Risk Factors.”

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands, except per share amounts)
Revenues	$44,590	$52,089	$112,813	$113,730
Cost of sales	33,640	44,610	86,805	93,678

Gross profit	10,950	7,479	26,008	20,052
Selling, general and administrative expense	3,477	3,605	11,656	10,827
Research and development expense	278	—	665	—
(Insurance recoveries) losses resulting from natural disaster and other, net	(5,117)	918	(4,933)	1,380

Operating income	12,312	2,956	18,620	7,845
Interest income (expense), net	(1,204)	(398)	(4,010)	(1,043)
Loss resulting from debt refinancing	—	—	(3,024)	—
Other income (expense), net	(75)	(33)	(246)	(159)

Income before income taxes	11,033	2,525	11,340	6,643
Provision for income taxes	3,880	713	3,984	1,675

Net income	$7,153	$1,812	$7,356	$4,968

Basic earnings per share	$0.42	$0.07	$0.44	$0.20

Weighted average common shares outstanding	16,971	25,153	16,635	25,095

Diluted earnings per share	$0.41	$0.07	$0.42	$0.19

Weighted average common shares and common share equivalents outstanding	17,591	26,083	17,325	26,053

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	September 30, 2007	December 31, 2006
	(in thousands)
ASSETS
Current assets	$107,990	$89,759
Property and equipment, net	96,767	100,776
Deferred tax assets, net	1,320	4,103
Other assets	3,508	6,080

Total assets	$209,585	$200,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$30,843	$18,683
Long-term debt, less current maturities	60,567	72,693
Pension liabilities, net and other	6,120	8,252
Stockholders’ equity	112,055	101,090

Total liabilities and stockholders’ equity	$209,585	$200,718

Book value per share outstanding	$6.58	$6.24

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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